UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2013

GRANITE FALLS ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of principal executive offices)	(Zip Code)

(320) 564-3100
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Membership Interest Purchase Agreement

On July 31, 2013, Granite Falls Energy, LLC (“GFE”) entered into a membership interest purchase agreement (the “MIPA”) with Roland J. Fagen and Diane K. Fagen (collectively, the “Fagens”). Pursuant to the MIPA, GFE acquired 100% of the membership interests of Project Viking, L.L.C. (“Project Viking”) from the Fagens for an aggregate purchase price of $17,024,500, paid as follows: (i) an $8,000,000 cash payment from GFE to the Fagens, (ii) the issuance of a secured promissory note (the “Note”) from GFE to the Fagens in the principal amount of $4,024,500, and (iii) GFE's assumption of Mr. Fagen's and Project Viking's obligations under a promissory note (the “GF Note”) in the principal amount of $5,000,000 in favor of Granite Falls Bank. GFE represented and warranted to the Fagens that GFE shall have sufficient cash on hand or other sources of immediately available funds to enable it to make payment in full of all obligations under the Note and the GF Note on or prior to August 30, 2013. GFE anticipates borrowing funds from a commercial lender prior to August 30, 2013 in order to pay in full all obligations under the Note and GF Note prior to August 30, 2013. As security for the Note, GFE granted to the Fagens a security interest in the membership interests of Project Viking. Information regarding the Note and the GF Note is set forth in Item 2.03 of this Form 8-K, which is incorporated herein by reference.

Subscription Agreement

Immediately prior to closing of the MIPA, on July 31, 2013, Project Viking entered into a subscription agreement (the “Viking Subscription Agreement”) with Heron Lake BioEnergy, LLC (“HLBE”) relating to Project Viking's purchase of 8,075,000 Class A Units and 15,000,000 Class B Units of HLBE for $0.30 per unit for an aggregate purchase price of $6,922,500. This purchase price was paid by Project Viking to HLBE prior to the closing of the MIPA. Under HLBE's member control agreement, the Class A Units and the Class B Units (collectively, the “Units”) share ratably in the profits and losses and distribution of assets on a per Unit basis and are otherwise identical with respect to all rights and privileges. The purchase price for the Units was paid on July 31, 2013, and the Units were issued by HLBE to Project Viking effective July 31, 2013.

Immediately following the closing of the Viking Subscription Agreement, HLBE had outstanding 46,697,107 Class A Units and 15,000,000 Class B Units, for a total of 61,697,107 Units. Immediately following the closing of the Viking Subscription Agreement, Project Viking owned 24,080,949 Class A Units of HLBE and 15,000,000 Class B Units of HLBE, for a total of 39,080,949 Units or 63.34% of the 61,697,107 Units outstanding immediately following the closing of the Viking Subscription Agreement. As a result, under HLBE's member control agreement, Project Viking is entitled to appoint five (5) of the nine (9) governors to HLBE's board of governors.

Subscription Supplement Agreement

Immediately following the closing of the MIPA, on July 31, 2013, GFE, Project Viking and HLBE entered into a Subscription Supplement Agreement (“Subscription Supplement Agreement”). Pursuant to the Subscription Supplement Agreement, Project Viking exercised its right under HLBE's member control agreement to appoint five governors to HLBE's board of governors.

Project Viking also agreed to vote its Units in favor of and to cause the governors it appointed to HLBE's board of governors to vote in favor of three specified amendments to HLBE's member control agreement. The first specified amendment would require that any board of governors action to (i) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of HLBE; (ii) merge or consolidate HLBE with another person; (iii) materially change the business purpose of HLBE; or (iv) voluntarily dissolve HLBE, in each case would require the affirmative vote of at least two-thirds of the voting power of the HLBE governors in office. Under the Subscription Supplement Agreement, until the approval of these specified amendments by HLBE's members, Project Viking agreed that it will cause each governor it has a right to appoint to vote in favor of any of such actions only if at least one elected governor then serving on the HLBE board of governors also votes in favor of such action. The second specified amendment to the HLBE member control agreement would add provisions consistent with the Subscription Supplement Agreement relating to alternate governors acting in the place and stead of absentee governors. The third specified amendment to the HLBE member control agreement would remove the authority of the HLBE board of governors to increase the minimum ownership requirements and to place other membership restrictions on the holders of HLBE's Class B Units. HLBE agreed under the Subscription Supplement Agreement to call a special member meeting to consider and vote upon the specified amendments as soon as practicable following the closing. GFE agreed to cause Project Viking to act in compliance with its covenants and obligations under the Subscription Supplement Agreement and the Viking Subscription Agreement.

Prior to the closing of the Viking Subscription Agreement, HLBE had been conducting an offering of a maximum of $12 million in aggregate principal amount of promissory notes (the “Offering”) titled “7.25% Secured Subordinated Notes due 2018” (the “2018 Notes”). Under the Subscription Supplement Agreement, with respect to Offering subscriptions held in escrow or subscriptions for 2018 Notes subsequently received by HLBE, HLBE agreed to accept no more than $3,670,500 of such subscriptions. This limit assures Project Viking that even if HLBE receives and accepts up to $3,670,500 in subscriptions, and all subscribers either (i) elect to receive Units, or (ii) elect to receive 2018 Notes and later convert such 2018 Notes to Units pursuant to their terms, that Project Viking will still thereafter own a majority of the total HLBE Units outstanding following such conversions.

Pursuant to the Subscription Supplement Agreement, within 10 days following July 31, 2013, HLBE will initiate a confirmation/re-subscription process to supplement and amend the terms of the Offering and to require confirmation of subscriptions by subscribers to the 2018 Notes and holders of the 7.25% Subordinated Secured Notes due 2018 (the “Interim Subordinated Notes”) that HLBE sold on May 17, 2013. This process will allow such persons to (1) confirm / re-subscribe their subscription or Interim Subordinated Notes for Notes pursuant to the terms of the Offering, or (2) elect to convert the principal amount of their subscription or Interim Subordinated Notes into a subscription for HLBE Units, at the rate of $0.30 per Unit. The subscription payments of persons other than the holders of the Interim Subordinated Notes who do not affirmatively confirm/re-subscribe their subscription by the end of the confirmation/re-subscription period (which will be no later than August 31, 2013) will be returned promptly to the subscriber from escrow without interest or deduction.

Project Viking holds $102,000 in principal amount of the aggregate of $1,407,000 in principal amount of Interim Subordinated Notes. On October 1, 2014, and each anniversary date thereafter prior to the maturity date, on the maturity date, and immediately prior to the effective time of any sale of all or substantially all of the assets of HLBE or merger, the holders of the Interim Subordinated Notes may convert all (but not less than all) of the outstanding principal balance of the Interim Subordinated Notes into HLBE Class A Units, at the rate of $0.30 per Class A Unit. As contemplated by the Subscription Supplement Agreement, HLBE will offer each holder of an Interim Subordinated Note, including Project Viking, the opportunity to elect to convert the principal amount of the Interim Subordinated Notes into a subscription for Units, at the rate of $0.30 per Unit.

In connection with the Subscription Supplement Agreement, GFE and HLBE also agreed to enter into the Management Services Agreement described below.

Management Services Agreement

On July 31, 2013, GFE and HLBE entered into a Management Services Agreement. Under the Management Services Agreement, GFE agreed to supply its own personnel to act as part-time officers and managers of HLBE for the positions of Chief Executive Officer, Chief Financial Officer, and Commodity Risk Manager. Each person providing management services is subject to oversight by HLBE's board of governors. However, the Chief Executive Officer is solely responsible for hiring and firing persons providing management services under the Management Services Agreement.

The initial term of the Management Services Agreement is three years. At the expiration of the initial term, the Management Services Agreement will automatically renew for successive one-year terms unless and until GFE or HLBE gives the other party 90-days written notice of termination prior to expiration of the initial term or the start of a renewal term. The Management Services Agreement may also be terminated by either party for cause under certain circumstances.

GFE is responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the Management Services Agreement. HLBE agreed to pay GFE $35,000 per month for the first year of the Management Services Agreement. During years two and three of the Management Services Agreement, HLBE agreed to pay GFE 50% of the total salary, bonuses and other expenses and costs (including all benefits and tax contributions) incurred by GFE for the three management positions, paid on an estimated monthly basis with a “true-up” following the close of GFE's fiscal year.

The foregoing summaries of the MIPA, Viking Subscription Agreement, Subscription Supplement Agreement and Management Services Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to such agreements, which will be attached as exhibits to GFE's Quarterly Report on Form 10-Q for the quarter ended July 31, 2013.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 and Item 2.03 of this Form 8-K is incorporated herein by reference. HLBE owns an ethanol production plant near Heron Lake, Minnesota with an annual production capacity of 58 million gallons of undenatured ethanol. The plant produces fuel-grade ethanol, distillers grains, and crude corn oil.

Fagen, Inc., which beneficially owns approximately 12.82% of GFE's outstanding membership units, is entitled to appoint one governor to GFE's board of governors and has designated Kenton Johnson as its appointed governor. The acquisition of the membership interests of Project Viking pursuant to the MIPA was negotiated between GFE and the Fagens with Mr. Johnson abstaining from board actions related to such negotiations.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Note

Pursuant to the Note, on July 31, 2013 GFE became obligated to pay the Fagens the principal sum of $4,024,500. The Note matures on August 30, 2013. Interest accrues on the Note at a rate of 4% per annum. GFE's obligations under the Note may be accelerated in the event GFE fails to pay when due any amount due under the Note, or if GFE breaches any provision of the MIPA. The transaction creating the obligation under the Note is described in Item 1.01 of this Form 8-K, which is incorporated herein by reference.

The GF Note

Pursuant to an assumption agreement (the “Assumption”) by and among GFE, Project Viking, Roland J. Fagen, and Granite Falls Bank, on July 31, 2013 GFE became obligated under the GF Note to pay Granite Falls Bank the principal amount of $5,000,000. The Assumption provides that GFE shall become the borrower on the GF Note, although GFE's assumption does not release Project Viking or Mr. Fagen from their payment obligations in the event that GFE fails to make payments due on the GF Note. A creditor and debtors agreement (“CD Agreement”) dated July 31, 2013 by and among GFE, Project Viking, Mr. Fagen, and Granite Falls Bank provides that Granite Falls Bank shall seek payments of amounts due under the GF Note only from GFE, and Granite Falls Bank shall not seek payments of amounts due under the GF Note from Project Viking or Mr. Fagen until and unless there is an event of default under the GF Note. Under the CD Agreement, if an event of default occurs under the GF Note and remains uncured for more than 5 business days, Granite Falls Bank may seek payments of any amounts due under the GF Note from Project Viking. If Granite Falls Bank is unable to collect such amounts from Project Vikng within 30 days, then Granite Falls Bank is entitled to seek payment of any amounts due under the GF Note from Mr. Fagen. The CD Agreement further provides that GFE grants Granite Falls Bank a security interest in all of GFE's assets that would be collateral under Article 9 of the Uniform Commercial Code, other than the membership interests of Project Viking. The GF Note is due upon the demand of Granite Falls Bank, or if no demand is made, on September 23, 2013. Interest accrues on the GF Note at a rate of 3.99% per annum. The GF Note is secured by all of Project Viking's assets. The transaction leading to GFE's execution of the Assumption and the CD Agreement, and creating the obligation of GFE under the GF Note, is described in Item 1.01 of this Form 8-K, which is incorporated herein by reference.

The foregoing summaries of the Note, GF Note, Assumption and CD Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to such agreements, which will be attached as exhibits to GFE's Quarterly Report on Form 10-Q for the quarter ended July 31, 2013.

Item 9.01 Financial Statements and Exhibits

(a)    Financial statements of businesses acquired

The financial statements of businesses acquired required to be filed in connection with the acquisition described in Item 2.01 above are not included herein. GFE will file the required financial statements prior to October 16, 2013.

(b)    Pro forma financial information

The pro forma financial information required to be filed in connection with the acquisition described in Item 2.01 above is not included herein. GFE will file the required pro forma financial information prior to October 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

Date: August 2, 2013	/s/ Steve Christensen
Steve Christensen, Chief Executive Officer